Black Hills Corp. Announces Two New Appointments to Board of Directors

Rapid City, S.D. – Sept. 18, 2020 – Black Hills Corp. (NYSE: BKH) today announced the appointment of Barry M. Granger and Scott M. Prochazka to its board of directors, effective Oct. 1, 2020. In anticipation of future retirements, the board also temporarily increased the size of the board from 10 to 12 directors.

“We are pleased to welcome Barry and Scott as new independent directors to the Black Hills board,” said Steven Mills, chairman of the board of Black Hills Corp. “We are confident that their experience, knowledge and leadership will add significant value to the board. Barry and Scott are joining Black Hills at an exciting time as we advance our Ready to Serve commitment and execute our long-term, sustainable growth strategy.”

Granger has more than 35 years of experience in the chemical and industrial industries, including a 35-year career at DuPont and Dow Chemical Companies, successfully growing complex and large businesses, developing and commercializing new technologies and optimizing business processes. He also brings corporate governance experience, having served on corporate and non-profit boards, including strategy, finance and governance/nominating committees.

Granger received a Bachelor of Science degree in chemical engineering from South Dakota School of Mines & Technology and a Master of Business Administration in industrial management from Indiana University. He was honored with the prestigious Consortium Fellowship for Graduate Studies in Management for his academic achievements and named one of the “Most Influential Black Leaders in Corporate America” by Savoy Magazine in 2016 for his career business accomplishments.

Prochazka is an accomplished and experienced senior executive and leader within the regulated utilities industry, with a reputation as an innovative operator with a focus on customer experience, growth and continuous improvement. He was most recently president and CEO of CenterPoint Energy, a company with over $30 billion of electric and natural gas utility assets, serving 7 million customers in eight states. During his nearly 20-year career at CenterPoint, Prochazka advanced through a variety of leadership roles in strategic planning, customer service, gas utility operations and electric utility operations, before becoming CEO.

Prochazka brings extensive knowledge in both natural gas and electric utilities, demonstrating success in strategic, collaborative and innovative growth. He is a recognized industry leader and has served on the boards of the American Gas Association, the Edison Electric Institute and the Electric Power Research Institute, as well as other public company and charitable boards. Prochazka received a Bachelor of Science degree in chemical engineering from the University of Texas at Austin.

Black Hills Corporation
Black Hills Corp. (NYSE: BKH) is a customer focused, growth-oriented utility company with a tradition of improving life with energy and a vision to be the energy partner of choice. Based in Rapid City, South Dakota, the company serves 1.28 million natural gas and electric utility customers in eight states: Arkansas, Colorado, Iowa, Kansas, Montana, Nebraska, South Dakota and Wyoming. More information is available at www.blackhillscorp.com.

Investor Relations:
Jerome E. Nichols
605-721-1171
jerome.nichols@blackhillscorp.com

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